SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

December 22, 2014

(Date of Report (Date of Earliest Event Reported))

EXTRA SPACE STORAGE INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-32269	20-1076777
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2795 East Cottonwood Parkway, Suite 400

Salt Lake City, Utah 84121

(Address of Principal Executive Offices)

(801) 365-4600

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 22, 2014, the board of directors (the “Board”) of Extra Space Storage Inc. (the “Company”) determined that it was in the best interests of the Company to amend the Amended and Restated Bylaws of the Company (the “Bylaws”), and by resolution approved and adopted an amendment to the Bylaws (the “Amendment”). The Amendment became effective immediately upon its adoption.

The Amendment changes the voting standard for the election of directors in uncontested elections from a plurality standard to a majority standard. A director nominee may be elected only upon the affirmative vote of a majority of the total votes cast for and against such nominee. The new majority voting standard will apply to the election of directors at the Company’s 2015 annual meeting of stockholders. The amended Bylaws retain plurality voting for contested director elections.

In connection with the amended Bylaws establishing the new majority voting standard for the election of directors, the Company adopted an amendment to its Corporate Governance Guidelines to provide that if an incumbent director fails to receive the required vote for re-election, he or she must submit his or her resignation to the Board. The amended Corporate Governance Guidelines provide that the compensation, nominating and governance committee of the Board will consider such offer and recommend to the Board whether to accept the offer to resign. The Board will decide whether to accept any such tendered resignation within 90 days after certification of the election results and will publicly disclose its decision. If the resignation is not accepted, the director will continue to serve until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. The amended Corporate Governance Guidelines are available on the Company’s website at www.extraspace.com.

The above description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 3.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Amendment No. 1 to Amended and Restated Bylaws of Extra Space Storage Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXTRA SPACE STORAGE INC.

Date: December 23, 2014	By	/s/ Gwyn G. McNeal
	Name:	Gwyn G. McNeal
	Title:	Executive Vice President and Chief Legal Officer